                                                                      EXHIBIT 12



                              TRUSERV CORPORATION



       SCHEDULE OF COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES


        FOR THE THIRTEEN WEEKS ENDED APRIL 3, 1999 AND APRIL 4, 1998 AND


            FOR THE FISCAL YEARS ENDED 1998, 1997, 1996, 1995, 1994


                                (000'S OMITTED)



                                              THIRTEEN WEEKS ENDED                           YEAR END
                                          -----------------------------   -----------------------------------------------
                                          APRIL 3, 1999   APRIL 4, 1998    1998      1997      1996      1995      1994
                                          -------------   -------------   -------   -------   -------   -------   -------
Net earnings after tax.................     $(24,380)        $ 2,171      $20,480   $42,716   $52,410   $59,037   $60,318
Add: Tax provision.....................           87            (119)         597     1,600       362       176     1,163
                                            --------         -------      -------   -------   -------   -------   -------
Pretax income..........................      (24,293)          2,052       21,077    44,316    52,772    59,213    61,481
                                            --------         -------      -------   -------   -------   -------   -------
Add: Fixed charges
    Interest paid to members...........        3,471           3,890       16,390    17,865    18,460    20,627    22,894
    Other interest paid................       10,740           8,421       38,710    19,100    10,175     9,298     7,493
                                            --------         -------      -------   -------   -------   -------   -------
    Total interest expense.............       14,211          12,311       55,100    36,965    28,635    29,925    30,387
                                            --------         -------      -------   -------   -------   -------   -------
    Rental expenses....................       10,272           8,702       28,291    19,890    14,971    10,063     9,098
    % of rental expenses...............        33.33%          33.33%       33.33%    33.33%    33.33%    33.33%    33.33%
                                            --------         -------      -------   -------   -------   -------   -------
    Applicable rental expenses.........        3,424           2,900        9,430     6,629     4,990     3,354     3,032
                                            --------         -------      -------   -------   -------   -------   -------
    Total fixed charges................       17,635          15,211       64,530    43,594    33,625    33,279    33,419
                                            --------         -------      -------   -------   -------   -------   -------
Pretax earnings before fixed charges...     $ (6,658)        $17,263      $85,607   $87,910   $86,397   $92,492   $94,900
                                            ========         =======      =======   =======   =======   =======   =======
Pretax earnings ratio to fixed
  charges..............................        (0.38)           1.13         1.33      2.02      2.57      2.78      2.84
                                            ========         =======      =======   =======   =======   =======   =======


                                       S-8